Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statement No. 333- 253461 on Form S-8 of Forward Industries, Inc. of our report dated December 16, 2022 on our audits of the consolidated financial statements of Forward Industries, Inc. as of September 30, 2022 and 2021 and for the years then ended, which report is included in the Annual Report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2022.

/s/ CohnReznick LLP

Melville, New York

December 16, 2022